Offer by

Each of

Clough Global Dividend and Income Fund,
Clough Global Equity Fund and
Clough Global Opportunities Fund
(each, a “Fund”)

to Purchase for Cash
Up To
32.5% of the Clough Global Dividend and Income Fund’s,
37.5% of the Clough Global Equity Fund’s and
37.5% of the Clough Global Opportunities Fund’s
Outstanding Common Shares, respectively, dated October 13, 2017
(“Offer to Purchase”)
________________

October 13, 2017

To Our Clients:

Enclosed for your consideration is the Offer to Purchase, dated October 13, 2017, in connection with an offer by Clough Global Dividend and Income Fund (NYSE American: GLV), Clough Global Equity Fund (NYSE American: GLQ) and Clough Global Opportunities Fund (NYSE American: GLO), each a Delaware statutory trust (each a “Fund” and collectively, the “Funds”), to purchase for cash a portion of its outstanding common shares of beneficial interest, no par value per share (the “Common Shares”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal (which together, or separately with respect to each Fund’s offer to purchase its Common Shares, as amended, supplemented or otherwise modified from time to time, constitute the “Offer”). As previously announced, GLV is offering to purchase up to 32.5% of its outstanding Common Shares and each of GLQ and GLO is offering to purchase up to 37.5% of its outstanding Common Shares (which together, or separately with respect to each Fund’s offer to purchase its Common Shares, the “Offer Amount”). The price to be paid for the Common Shares of a Fund is an amount per share, net to the seller in cash, equal to 98.5% of the net asset value per share (“NAV”) of the Fund in U.S. dollars as determined by the Fund as of the close of regular trading on the New York Stock Exchange (“NYSE”) the next day the NAV is calculated after the expiration date of the Offer or, if the Offer is extended by a Fund in its sole discretion, on the next day the NAV is calculated after the day to which the Offer is extended. The Offer will expire at 5:00 p.m., New York City time, on November 10, 2017, unless extended by a Fund in its sole discretion (the “Expiration Date”).

We are the registered holder of record of Common Shares held for your account. A tender of such Common Shares can be made only by us as the registered holder of record and only pursuant to your instructions. The Offer to Purchase is being furnished to you for your information only and cannot be used by you to tender Common Shares held by us for your account.

We request instructions as to whether you wish us to tender all or any Common Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

1.
The price to be paid for the Common Shares of a Fund is an amount per share, net to the seller in cash, equal to 98.5% of the NAV of the Fund in U.S. dollars as determined by the Fund as of the close of regular trading on the NYSE the next day the NAV is calculated after the Expiration Date.

2.
The Funds’ Offer and withdrawal rights expire at 5:00 p.m., New York City time, on the Expiration Date. Each Fund’s NAV will be calculated daily and may be obtained on the Fund’s investment adviser’s website at www.cloughglobal.com or by contacting Okapi Partners LLC, the Information Agent for the Offer at:

Banks and Brokerage Firms, Please Call: (212) 297-0720
Shareholders and All Others Call Toll-Free: (888) 785-6668
Monday through Friday, 9am – 7pm New York City time, but prior to 5:00 p.m. New York City time on the Expiration Date

3.	The Offer is not conditioned upon the Funds obtaining financing or upon any minimum number of Common Shares being tendered.

4.
Upon the terms and subject to the conditions of the Offer, the Funds will purchase all Common Shares properly tendered, and not properly withdrawn, provided that the total number of Common Shares tendered does not exceed the Offer Amount. In the event that more Common Shares than the Offer Amount of a Fund are properly tendered, and not properly withdrawn, prior to the Expiration Date, the Fund will purchase the Offer Amount on a pro rata basis (with appropriate adjustment to avoid purchase of fractional Common Shares). Odd lots will be subject to the same proration as tenders of 100 Common Shares or more. Shareholders should carefully consider the economics involved when tendering Common Shares in the event that more Common Shares than the Offer Amount are tendered and not withdrawn, and a Fund purchases the tendered Common Shares on a pro rata basis (with appropriate adjustment to avoid purchase of fractional Common Shares).

5.	Any stock transfer taxes applicable to the sale of Common Shares to the Funds pursuant to the Offer will be paid by the Funds, except as otherwise provided in the Offer to Purchase.

6.
No fees or commissions will be payable to the Funds in connection with the Offer. However, brokers and other nominees who tender Common Shares pursuant to your instructions may charge you a fee for doing so.

7.
Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf such that it is received by AST Fund Solutions, LLC (the “Depositary”) prior to the Expiration Date.

If you wish to have us tender all or any of your Common Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. If you authorize the tender of your Common Shares, all such Common Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, Shareholders in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Neither a Fund nor its Board of Trustees (“Board”), nor its investment adviser or information agent, is making any recommendation to any Shareholders as to whether to tender or refrain from tendering Common Shares in the Offer. Each Shareholder must make his or her own decision as to whether to tender Common Shares and, if so, how many Common Shares to tender. Each Shareholder is urged to read the tender offer documents and accompanying materials carefully in evaluating the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by a Fund or its Board.

Payment for Common Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) timely confirmation of the book-entry transfer of such Common Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 4 of the Offer to Purchase, (b) an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, or the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering Shareholders at the same time depending upon when confirmations of book-entry transfer of such Common Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instructions with Respect to Offer by Each of
Clough Global Dividend and Income Fund,
Clough Global Equity Fund and
Clough Global Opportunities Fund

to Purchase for Cash
Up To
32.5% of the Clough Global Dividend and Income Fund’s,
37.5% of the Clough Global Equity Fund’s and
37.5% of the Clough Global Opportunities Fund’s
Outstanding Common Shares (as defined below), respectively, dated October 13, 2017
(“Offer to Purchase”)

The undersigned acknowledge(s) receipt of the enclosed letter and the Offer to Purchase, in connection with the offer by Clough Global Dividend and Income Fund (“GLV”), Clough Global Equity Fund (“GLQ”), and Clough Global Opportunities Fund (“GLO”), each a Delaware statutory trust, to purchase for cash a portion of its outstanding common shares of beneficial interest, no par value per share (the “Common Shares”). GLV is offering to purchase up to 32.5% of its outstanding Common Shares and each of GLQ and GLO is offering to purchase up to 37.5% of its outstanding Common Shares.

This will instruct you to tender the number of Common Shares as indicated below (or if no number is indicated below, all the Common Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Fund Name: _____________________________________ Number of Common Shares to be Tendered: _____________ Common Shares* Dated ________________, 2017
SIGN HERE
___________________________________________________

___________________________________________________
Signature(s)
___________________________________________________
Please type or print name(s)
___________________________________________________
Please type or print address
___________________________________________________
Area Code and Telephone Number
___________________________________________________
Taxpayer Identification or Social Security Number

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT. IF YOU ARE TENDERING COMMON SHARES OF MORE THAN ONE FUND, COMPLETE SEPARATE COPIES OF THIS FORM WITH RESPECT TO EACH FUND.

The method of delivery of this form is at the option and risk of the tendering Shareholders. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Common Shares held by us for your account are to be tendered.